+--------+
| FORM 4 |                U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                         Washington, D.C. 20549
[_] Check this box if
    no longer subject   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1934 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person    2. Issuer Name and Ticker or Trading Symbol           6. Relationship of Reporting
                                                                                                    Person to Issuer
   Sackner             Marvin      A.         Non-Invasive Monitoring Systems, Inc. (NIMU)              (Check all applicable)
-------------------------------------------------------------------------------------------------
   (Last)             (First)   (Middle)   3. IRS or Social Security Number     4. Statement for     X  Director        X 10% Owner
                                              of Reporting Person, if an Entity    Month/Year       ---                ---
                                              (Voluntary)
                                                                                             3/99    X  Officer (give  __ Other
                                                                                                    ---
   1840 West Avenue                        5.                                                           title below) (specify below)
-----------------------------------------                                                           Chairman of the Board
                      (Street)             6.                                   ----------------------------------------------------
                                                                                7. If Amendment, 7. Individual or Joint/Group
   Miami Beach,       Florida    33139                                             Date of          Filing
-----------------------------------------                                          Original         (Check applicable line)
   (City)             (State)    (Zip)                                             (Month/           X   Form Filed By One
                                                                                    Year)           ---
                                                                                                    Reporting Person
                                                                                                    ___  Form Filed By More Than
                                                                                                    One Reporting Person

------------------------------------------------------------------------------------------------------------------------------------

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title         2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of               action     action          or Disposed of (D)                Securities           ship          of In-
   Security         Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)       (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                    Day/    -----------------------------------------------      End of               (D) or        ficial
                    Year)                                                        Month                Indirect      Owner-
                                                            (A) or               (Instr. 3 and 4)     (I)           ship
                               Code    V       Amount       (D)      Price                            (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock       03/06/02     P      -       500,000       A       $.20        12,478,204               D
                                                shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                        335,591 shares        I           held by
                                                                                                                      spouse
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 4 (continued)  Table II--Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conversion       3. Transaction      4. Transaction       5. Number of Derivative
    Security (Instr. 3)               or Exercise         Date                Code                 Securities Acquired (A) or
                                      Price of            (Month/Day/         (Instr. 8)           Disposed of (D)
                                      Derivative          Year)                                    (Instr. 3, 4, and 5)
                                      Security
-----------------------------------------------------------------------------------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Series C Convertible                  $4.20
Preferred Stock
-----------------------------------------------------------------------------------------------------------------------------
Series C Convertible                  $4.20
Preferred Stock
-----------------------------------------------------------------------------------------------------------------------------
Warrants                              $0.40                 03/06/02                                 250,000
                                                                                                        A
-----------------------------------------------------------------------------------------------------------------------------
Warrants                              $0.40
-----------------------------------------------------------------------------------------------------------------------------
Options                               $0.50
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
 6. Date Exer-        7. Title and Amount of       8. Price        9. Number              10. Owner-         11. Nature
    cisable and          Underlying Securities        of              of deriv-               ship               of Indirect
    Expiration           (Instr. 3 and 4)             Deriv-          ative                   Form               Beneficial
    Date                                              ative           Secur-                  of De-             Ownership
    (Month/Day/                                       Secur-          ities                   rivative           (Instr.  4)
    Year)                                             ity             Bene-                   Security:
                                                      (Instr.         ficially                Direct (D)
                                                      5)              Owned                   or
                                                                      at End                  Indirect
                                                                      of                      (I)
                                                                      Month                   (Instr. 4)
                                                                      (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------
  Date     Expira-         Title      Amount or
  Exer-    tion                       Number of
  cisable  Date                       Shares
-----------------------------------------------------------------------------------------------------------------------------
                                                                        36,855                    D
-----------------------------------------------------------------------------------------------------------------------------
                                                                        23,995 shares             I               held by
                                                                                                                  spouse
-----------------------------------------------------------------------------------------------------------------------------
                                                                       251,000 shares             D

-----------------------------------------------------------------------------------------------------------------------------
                                                                        98,331 shares             I               held by
                                                                                                                   spouse
-----------------------------------------------------------------------------------------------------------------------------
                                                                       250,000                    D
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
2002
----
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

/s/ Marvin A. Sackner                                  April 10,
---------------------------------                      ---------
**Signature of Reporting Person                        Date
    Marvin A. Sackner

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